Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between John E. Stephenson (“Employee”) and TrueCar, Inc. (“Company”) (collectively, “Parties” or individually, a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company;

WHEREAS, Employee signed an At-Will Employment, Confidential Information, and Invention Assignment Agreement with the Company on July 9, 2014 (“Confidentiality Agreement”);
WHEREAS, Employee signed an employment agreement with the Company dated May 1, 2014, (the “Employment Agreement”);
WHEREAS, the Company and Employee have entered into Stock Option Agreements, dated May 2, 2014, September 8, 2014, April 23, 2015, and May 2, 2014, respectively, granting Employee the option to purchase shares of the Company’s common stock (each such grant, an “Option”) and have entered into Restricted Stock Unit Award Agreements dated March 12, 2015, April 23, 2015, October 1, 2015, and January 27, 2016, respectively, granting Employee the right to receive an Award of Restricted Stock Units (each such grant, an “RSU Award”), each subject to the terms and conditions of the Company’s equity plan under which it was granted (the 2005 Stock Plan or the 2014 Equity Incentive Plan, as applicable, each, a “Plan”), and the terms and conditions of the Stock Option Agreement or the Restricted Stock Unit Award Agreement, as applicable, related to the award (collectively, “Stock Agreements”);

WHEREAS, Employee’s employment with the Company shall terminate effective July 31, 2016 (“Separation Date”) in a manner that does not entitle Employee to severance payments or benefits under the Employment Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under Paragraph 6 below, the Company agrees as follows:

a.Payments. The Company agrees to pay Employee a lump sum total of Fifteen Thousand One Hundred Forty Four Dollars and Twenty-Three Cents ($15,144.23), which is equivalent to two weeks of Employee’s base salary (the “Base Severance”). In addition, the Company agrees to pay Employee a lump sum total of Fifty Thousand Dollars ($50,000.00), as a bonus for his performance during the second fiscal quarter of 2016 (the “Bonus Severance” and, together with the Base Severance, the “Severance”). Subject to Section 17, the Base Severance, less applicable withholdings, shall be paid to Employee within ten (10) business days after the later of (i) the Effective Date of this Agreement or (ii) the Separation Date.

b.General. Employee acknowledges that without this Agreement, he is otherwise not entitled to the consideration listed in this Section 1 or the acceleration of RSU Award vesting provided in Section 2.

2.Equity. On the Separation Date, but subject to the effectiveness of this Agreement as provided herein and to the provisions of Section 17, Employee’s vesting in each RSU Award shall accelerate as to the number of shares subject to each RSU Award that otherwise would have vested through December 31, 2016, had Employee remained employed by the Company through such period (and assuming no change in control or other acceleration event otherwise took place through such period). The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Employee is entitled to purchase from the Company pursuant to the exercise of outstanding options, as of the Separation Date, Employee will be considered to have vested only through the Separation Date and will not vest in any of Employee’s Options or RSU Awards thereafter. Employee acknowledges that, as of the Separation Date, and assuming effectiveness of this Agreement, Employee will have vested in the number of shares subject to each Option and each RSU Award as listed on Exhibit A hereto (which includes the number of RSU Award shares subject to acceleration under this Section 2) , and no more. Any shares subject to an applicable RSU Award vesting pursuant to this Section 2 will be paid, less any shares subject to such RSU Award that are withheld by the Company to satisfy any tax withholding obligations, no later than sixty (60) days following the Separation Date. This Agreement acts as an amendment to the Stock Agreements related to the RSU Awards. Except as provided herein, the exercise of the vested portion of Employee’s Options, the shares purchased thereunder and Employee’s RSU Awards shall continue to be governed by the terms and conditions of the applicable Stock Agreements, as modified by this Agreement.

3.Benefits. Employee’s health insurance benefits shall cease on the last day of the month of his Separation Date, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

4.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement and the payment of wages owed through the Separation Date, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including claims under the Employment Agreement, any offer letter, other employment agreement, or other agreement with the Company;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Fair Employment and Housing Act; the Unruh Civil Rights Act; the California Equal Pay Law; the California Unfair Business Practices Act; and the California Worker Adjustment and Retraining Notification Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

7.California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8.No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

10.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

11.No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

12.Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

13.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

14.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
15.Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Separation Date, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

16.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.Taxes; Section 409A; Limitations on Payments. Employee agrees and understands that he is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. It is intended that none of the payments or benefits under this Agreement will constitute deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”), but rather such payments and benefits will be exempt from or comply with Section 409A, and any ambiguities or ambiguous terms will be interpreted in such manner. Notwithstanding the foregoing, if and to the extent that it is necessary to avoid subjecting Employee to an additional tax under Section 409A, payment of all or a portion of the separation-related payments or benefits payable under this Agreement and any other separation-related deferred compensation (within the meaning of Section 409A) payable to Employee will be delayed until the date that is 6 months and 1 day following Employee’s separation from service (within the meaning of Section 409A), except that in the event of Employee’s death, any such delayed payments will be paid as soon as practicable after the date of Employee’s death. Each payment and benefit payable under this Agreement or otherwise is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A. In no event will Employee have discretion to determine the taxable year of payment of any severance payments. Employee agrees and acknowledges that Section 10 of the Employment Agreement (“Limitations on Payments”) shall apply to severance payments and benefits under this Agreement and is incorporated by reference into this Agreement.

18.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19.No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements, except as modified herein, and Section 10 of the Employment Agreement (“Limitations on Payments”).

23.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and an authorized officer of the Company.

24.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice/conflict of law provisions. Employee consents to personal and exclusive jurisdiction and venue in the applicable state or federal courts in Los Angeles County, California.

25.Effective Date. Employee understands that this Agreement shall be null and void if not executed by him within twenty-one (21) days from the date this Agreement is presented.  Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by both Parties and has not been revoked by either Party before that date (“Effective Date”).

26.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

1.
    Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.
    Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

AGREED AND ACCEPTED:

John E. Stephenson, an individual

Dated:	July 29, 2016		/s/ John E. Stephenson
John E. Stephenson

TRUECAR, INC.

Dated:	July 29, 2016	By	/s/ Jeff Swart
Jeff Swart
General Counsel

EXHIBIT A

EMPLOYEE’S OPTIONS AS OF SEPARATION DATE

Date of Grant	Plan Under Which Option Was Granted	Number of Shares Granted under Option	Number of Shares Vested as of July 31, 2016
05/02/2014	2005 Stock Plan	39,030	23,418
05/02/2014	2005 Stock Plan	827,636	446,026
05/02/2014	2005 Stock Plan	4,166	0
05/02/2014	2005 Stock Plan	95,833	31,342
09/08/2014	2014 Equity Incentive Plan	5,796	5,796
04/23/2015	2014 Equity Incentive Plan	75,000	28,124

		Total:	534,706

EMPLOYEE’S RSU AWARDS AS OF SEPARATION DATE

Date of Grant	Plan Under Which RSU Award Was Granted	Number of Shares Granted under RSU Award	Number of Shares Vested as of July 31, 2016
03/12/2015	2014 Equity Incentive Plan	3,103	3,103
04/23/2015	2014 Equity Incentive Plan	25,000	12,500
10/01/2015	2014 Equity Incentive Plan	153,034	47,823
01/27/2016	2014 Equity Incentive Plan	71,416	17,854

		Total:	81,280